Credit   Asset                            CREDIT SUISSE FUNDS
Suisse   Management
                                          P.O. Box 55030
                                          Boston, MA 02205-5030     800 927 2874



RE: JOINT SPECIAL SHAREHOLDER MEETING OF CREDIT SUISSE GLOBAL HEALTH SCIENCES FUND AND CREDIT SUISSE GLOBAL TECHNOLOGY FUND

Dear Shareholder:

We are writing to follow-up on previous proxy materials that were mailed to you regarding the Joint Special Meeting of Shareholders of Credit Suisse Global Health Sciences Fund and Credit Suisse Global Technology Fund, and to notify you that the Joint Special Meeting of Shareholders is rescheduled for Thursday, September 11th, 2003. We have not yet received your vote on the important proposals. However, with the rescheduling of the meeting, you still have time to cast your vote.

                           YOUR FUND NEEDS YOUR VOTE!

Although the response thus far has been overwhelmingly favorable, we have not yet received the necessary participation to meet all of the voting requirements that we face. Legally, in order for a proxy proposal to pass, a certain number of outstanding shares must be voted.

For the reasons set forth in the proxy materials previously delivered to you, the BOARD OF DIRECTORS OF YOUR FUND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS AND BELIEVE THE PROPOSALS ARE IN THE BEST INTEREST OF SHAREHOLDERS OF THE FUNDS. To simplify the voting process, we offer you three convenient voting options. We encourage you to utilize one of the following easy options today for recording your vote promptly:

1. VOTE BY TELEPHONE. You may cast your vote by telephone by calling the toll free number listed on the enclosed proxy card and by following the prerecorded information. Please have your proxy materials, including the control number on your proxy card, available.


2. VOTE VIA INTERNET. You may cast your vote using the internet by logging onto the internet address located on the enclosed proxy card and following the instructions on the website. Please have your proxy materials, including the control number on your proxy card, available.

3. VOTE BY MAIL. You may cast your vote by mail by signing, dating and mailing the enclosed voting instruction form or proxy card in the postage-prepaid return envelope provided.


If you have further questions regarding the proposals or the voting process, do not hesitate to call D.F. King & Co., Inc., toll free at 1-800-290-6424.


                                                Sincerely,

                                                /s/ Hal Liebes

                                                Hal Liebes

                                                Secretary - Credit Suisse Funds